CAPE BANCORP, INC. ANNOUNCES DELAY IN EARNINGS REPORT

Cape May Court House, New Jersey, January 26, 2009 Cape Bancorp, Inc. ("Cape Bancorp") (NASDAQ: "CBNJ"), the parent company of Cape Bank, announced that it is delaying the earnings release originally scheduled for January 27, 2009. The delay is due to the process of re-valuing the goodwill that was created in the merger with Boardwalk Bank. The firm had booked $54.2 million in goodwill in February 2008 and it anticipates a material impairment due to the decline in economic conditions throughout the past year.

The company further announced that it had taken a provision of $6.8 million in additional loan loss reserves in the fourth quarter of 2008. The provision in the third quarter was $1.3 million. Non-performing loans at year end were $25.6 million, an increase from $22.3 at September 30. Generally the increase in provisions related to an increase in specific reserves on existing non-performing loans. With the addition, the Bank's loan loss reserve ratio is 2.09% of outstanding loans, an increase from 1.26% at September 30, 2008.

For  further  information  contact  Michael  D.  Devlin  or Guy  Hackney:  (609)
465-5600.

This press release discusses primarily historical information. Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties such as competitive factors, economic conditions and regulatory changes in the banking industry. Further information on factors that could affect Cape Bancorp's financial results can be found in the Cape Bancorp's Form 10-K for the year ended December 31, 2007, which was filed by Cape Bancorp with the Securities and Exchange Commission on March 31, 2008.